UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

VWR Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36673	26-0237871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 386-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On May 4, 2017, VWR Corporation, a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Avantor, Inc., a Delaware corporation (“Parent”), and Vail Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. At the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company (“Common Stock”) will be converted into the right to receive an amount per share equal to $33.25 in cash and without interest (the “Merger Consideration”) (other than any Common Stock owned by the Company, its subsidiaries, Parent or Merger Sub immediately prior to the Effective Time or that are held by any stockholder who is entitled to demand and has properly demanded appraisal of such Common Stock and has not failed to perfect, waived, withdrawn or lost the right to appraisal under Delaware law).

Each stock option outstanding immediately prior to the Effective Time, whether or not exercisable or vested, will be canceled and converted into the right to receive (i) an amount in cash determined by multiplying (A) the excess (if any) of the Merger Consideration over the exercise price per share of Common Stock underlying such stock option by (B) the number of shares of Common Stock subject to such Stock Option immediately prior to the Effective Time. Each restricted stock unit outstanding immediately prior to the Effective Time will be converted into a vested right to receive cash in an amount equal to the Merger Consideration. Each share of Common Stock issued pursuant to the Company’s 2014 Equity Incentive Plan that is subject to specified vesting critera outstanding immediately prior to the Effective Time will become fully vested and treated in accordance with the foregoing.

The board of directors of the Company (the “Board”) unanimously approved, and declared that the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interests of the Company and its stockholders and unanimously resolved to recommend that the company’s stockholders adopt the Merger Agreement. The Company’s stockholders will be asked to vote on the approval of the Merger Agreement at a special stockholders’ meeting that will be held on a date to be announced. The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of the holders of a majority of Common Stock outstanding (the “Company Requisite Vote”). Consummation of the Merger is not subject to a financing condition.

In addition to the Company Requisite Vote, consummation of the Merger is also subject to various customary conditions, including the absence of legal restraints preventing or prohibiting the Merger, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining any required clearance, consent, approval or waiver under any applicable foreign antitrust law, notification of approval from the Committee on Foreign Investment in the United States (if applicable) and the Treasurer of the Commonwealth of Australia (or his or her delegate), the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and compliance with covenants and agreements in the Merger Agreement in all material respects.

During the period beginning on the date of the Merger Agreement and continuing until 11:59 P.M. (New York City time) on the thirty-fifth day following the date of the Merger Agreement (the “Go-Shop Period”), the Company is permitted to solicit, initiate or encourage any Company Takeover Proposal (as defined in the Merger Agreement) and participate in any discussions or negotiations, or take any other action to facilitate the making of any proposal that constitutes or would reasonably be expected to lead to any Company Takeover Proposal. At the end of the Go-Shop Period, the Company will cease such activities, and will be subject to customary “no-shop” restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions with a third-party (other than any Excluded Party, as described below) in relation to an alternative transaction, subject to certain customary exceptions to permit the Board to comply with its fiduciary duties. However, following the expiration of the Go-Shop Period, the Company may continue to engage in the foregoing activities with any third party (each, an “Excluded Party”) that submitted a written Company Takeover Proposal during the Go-Shop Period that the Board has determined in good faith, after consultation with outside counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined in the Merger Agreement) unless the Company Takeover Proposal submitted by such Excluded Party is withdrawn or terminated or if, on the tenth business day following the end of the Go-Shop Period, the Board has not either made an Adverse Recommendation Change (as defined in the Merger Agreement) or given Parent written notice of its intent to take such action.

Prior to obtaining the Company Requisite Vote, under specified circumstances the Board may make an Adverse Recommendation Change as a result of (i) an Intervening Event (as defined in the Merger Agreement) if the Board determines in good faith after consultation with its outside legal counsel that the failure to make a change of recommendation would be inconsistent with its fiduciary duties or (ii) a Superior Company Proposal that did not result from a material breach of certain provisions of the Merger Agreement, including the “no-shop” restrictions, and that results in a definitive agreement with respect to such Superior Company Proposal, with the Company paying any required termination fee. Before the Board may change its recommendation in connection with an Intervening Event or terminate the Merger Agreement to accept a Superior Company Proposal, the Company must provide Parent with a four business day period (reducing to two business day period in the event of a subsequent material change to such Superior Company Proposal) during which the Company will negotiate in good faith with Parent to revise the terms of the Merger Agreement in a manner that would eliminate the need for such change in recommendation.

The Merger Agreement contains certain termination rights for the Company and Parent, including the right of the Company to terminate the Merger Agreement to accept a Superior Company Proposal, subject to specified limitations, and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay Parent a termination fee of $85 million if such termination occurs prior to the end of the Go-Shop Period or if after the end of the Go-Shop Period in connection with a Company Takeover Proposal from an Excluded Party or, otherwise, $170 million. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $300 million upon the termination of the Merger Agreement by the Company under specified conditions.

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. Broad Street Principal Investments, L.L.C. (the “Initial Purchaser”) has committed to Parent to make equity contributions in cash of (i) an initial aggregate liquidation preference of $2 billion of a single class of series A senior preferred stock of Vail Holdco Corp. (the “Senior Preferred Stock”) and (ii) shares of a single class of series A junior convertible preferred stock of Vail Holdco Corp. of up to $650 million in the aggregate (the “Junior Convertible Preferred Stock” and, together with the Senior Preferred Stock, the “Preferred Stock”). The obligations of the Initial Purchaser to provide financing under the Preferred Stock commitment are subject to various customary conditions.

Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP”), Barclays Bank PLC (“Barclays”) and Jefferies Group LLC (acting through any of its affiliates, “Jefferies” and, together with GS Bank, GSLP and Barclays, the “Lenders”) have agreed to provide debt financing in an aggregate principal amount of approximately (i) $5 billion in the form of senior secured first lien term loan facilities, consisting of a U.S. dollar denominated term loan facility (the “Dollar Term Facility”) and a euro denominated term loan facility (the “Euro Term Facility” and, together with the Dollar Term Facility, the “Term Facility”), (ii) $500 million (which amount may be reduced by the amount of commitments under the Company’s receivables securitization facility) in the form of a senior secured first lien revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Facilities” and each individually a “Senior Facility”) and (iii) $2.25 billion in the form of senior unsecured bridge facilities, consisting of a U.S. dollar-denominated bridge loan facility (the “Dollar Bridge Facility”) and, if applicable, a euro-denominated bridge loan facility (the “Euro Bridge Facility” and, together with the Dollar Bridge Facility, the “Bridge Facility” and, together with the Senior Secured Facilities, the “Credit Facilities” and each individually a “Credit Facility”), in each case, on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the Lenders to provide debt financing under the Credit Facilities are subject to various customary conditions.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

On May 4, 2017, Varietal Distribution Holdings, LLC (“VDH”) entered into a Voting and Support Agreement (the “Voting Agreement”), with Parent and Merger Sub, pursuant to which, among other things, VDH has agreed to vote its shares of Common Stock in favor of the Merger and the adoption of the Merger Agreement and to grant an irrevocable proxy to Parent with respect thereto. The foregoing summary of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by the Voting Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Letter Agreement

The consummation of the transactions contemplated by the Merger Agreement will constitute a change of control for purposes of the Income Tax Receivable Agreement, dated as of October 7, 2014, by and between the Company and VDH (the “TRA”). On May 4, 2017, the Company and VDH entered into a Letter Agreement, pursuant to which, among other things, the Company and VDH have agreed that the Change of Control Payment (as defined in the TRA) will be an amount equal to $56,238,010 to be paid by the Company to VDH upon the consummation of the transactions contemplated by the Merger Agreement. Upon payment of the Change of Control Payment, the Company will not have any further payment obligations under the TRA and the Company will forfeit certain rights set forth in the TRA with respect to such payment or otherwise. Also, upon payment of the Change of Control Payment, the TRA will terminate, subject to the survival of certain sections as set forth therein. The foregoing summary of the Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by the Letter Agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference.

8.01    Other Events.

On May 5, 2017, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Also on May 5, 2017, the Company issued various communications to customers, suppliers and employees (associates) concerning the Merger Agreement and the proposed Merger. Copies of those communications are filed as exhibits to this report. These communications are attached hereto as Exhibits 99.2 through 99.4 and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished as part of this report:

2.1*	Agreement and Plan of Merger, dated as of May 4, 2017, by and among Avantor, Inc., Vail Acquisition Corp and VWR Corporation.

10.1	Voting and Support Agreement, dated as of May 4, 2017, between Avantor, Inc. and Varietal Distribution Holdings, LLC.

10.2	Letter Agreement, dated as of May 4, 2017, between VWR Corporation and Varietal Distribution Holdings, LLC.

99.1	Press Release, dated May 5, 2017.

99.2	Form of Letter to Customers, dated May 5, 2017.

99.3	Form of Letter to Suppliers, dated May 5, 2017.

99.4	Letter to Associates, dated May 5, 2017.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.vwr.com or by directing a request to: VWR Corporation, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attn: Investor Relations, (610) 386-1700.

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 31, 2017. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the merger the Company will file with the SEC and furnish to the Company’s shareholders.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed Merger and related transactions and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed Merger on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain stockholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement, (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger and (5) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2016 Annual Report on Form 10-K, as amended, the Company’s quarterly reports on Form 10-Q and Current Reports on Form 8-K. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR CORPORATION

Date: May 5, 2017
	By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President, Human Resources, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of May 4, 2017, by and among Avantor, Inc., Vail Acquisition Corp and VWR Corporation.

10.1	Voting and Support Agreement, dated as of May 4, 2017, between Avantor, Inc. and Varietal Distribution Holdings, LLC.

10.2	Letter Agreement, dated as of May 4, 2017, between VWR Corporation and Varietal Distribution Holdings, LLC.

99.1	Press Release, dated May 5, 2017.

99.2	Form of Letter to Customers, dated May 5, 2017.

99.3	Form of Letter to Suppliers, dated May 5, 2017.

99.4	Letter to Associates, dated May 5, 2017.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.